Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

November 18, 2004

  (re-sent January 20, 2005)

Thomas M. Keenan

15 Ingalls Terrace

Swampscott, MA 01907

Dear Tom:

This letter shall constitute written notice, effective as of the date set forth above, pursuant to Section 4.4 of your March 25, 2004 Employment Agreement (the “Employment Agreement”) of the termination of your employment with Biosphere Medical, Inc. (the “Company”) on January 17, 2005.  In connection with the termination of your employment, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter as Attachment A if you sign and return this letter agreement to Lisa McGrath on or after January 17, 2005 but no later than January 24, 2005.  By signing and returning this letter, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with your attorney before signing this letter and you have been given in excess of twenty-one (21) days to do so.  If you sign this letter, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement on or after January 17, 2005 but no later than January 24, 2005, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your termination for any unused vacation time accrued through the termination date.  Also, regardless of signing this letter, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long term disability, will cease upon your Termination Date.  Further, pursuant to the terms of the stock option grant(s) made to you under the Company’s 1997 Stock Option Incentive Plan, as amended, you will have up to 90 days after the Termination Date to exercise any vested stock rights you may have (as provided for by the plan and the stock option agreement issued to you pursuant to the plan).  Except as provided in Attachment A, all unvested stock rights will be cancelled on the Termination Date.

If, after reviewing this letter agreement with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Lisa McGrath on or after January 17, 2005 but no later than January 24, 2005.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.                                       Termination Date — Your effective date of termination from the Company is January 17, 2005 (the “Termination Date”).

2.                                       Description of Severance Benefits — The severance benefits paid to you if you timely sign and return this letter are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).

3.                                       Employee Release — In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract (including any and all claims pursuant to the Employment Agreement or the Executive Retention Agreement between you and the Company dated March 25, 2004); all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  Notwithstanding the above, this release of claims shall not apply to (a) any claim you may make for breach of this letter agreement, (b) any claims you may have under ERISA for previously vested benefits under any Company benefit plan, (c) any claims you may have under the Company’s workers compensation insurance policy, or (d) any rights you may have to indemnification in accordance with the terms of the Company’s Directors and Officers insurance policy.

4.                                       Company Release — The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you and your heirs, assigns, and attorneys from any and all claims, charges, complaints, suits, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which it ever had or now has against you arising out of your employment with or separation from the Company.

5.                                       Non-Disclosure and Non-Competition and Non-Solicitation — You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in Section 7 of the Employment Agreement, which remains in full force and effect.  You also acknowledge and reaffirm your obligations with respect to non-competition and non-solicitation as stated more fully in Section 6 of the Employment Agreement which likewise remain in full force and effect.  You further agree that the Company’s obligation to provide you with the severance payments or continuation of benefits described in Attachment A shall immediately terminate in the event that you violate your obligations under Section 6 or 7 of the Employment Agreement.  Such cessation of payments shall in no way limit the Company’s right to resort to equitable remedies, including but not limited to, specific performance, as set forth in the Employment Agreement.  Notwithstanding the above, the Company agrees that you may provide the Company with any necessary or requested information regarding any endeavor or employment prior to its commencement, and the Company will, in its sole discretion, provide you with a determination of whether the Company considers such endeavor or employment to be in violation of the above obligations.

6.                                       Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.                                       Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all relocation costs and business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.                                       Non-Disparagement — You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer, securities professional, or stockholder of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.  Likewise, the Company agrees to direct those of its employees with knowledge of this letter agreement not to make any false, disparaging, derogatory or defamatory statements in public or in private regarding you or your employment with or separation from the Company.

9.                                       Amendment — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.                                 Payment in the Event of Death — In the event of your death during the Continuation Period described in Attachment A, any remaining Severance Pay due to you pursuant to the terms of this letter agreement shall be payable in accordance with the terms of this letter agreement to your devisee, legatee or other designee, or if no such designee, to your Estate.

11.                                 Waiver of Rights — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.                                 Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.                                 Confidentiality — You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives, including your immediate family, and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

14.                                 Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15.                                 Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.                                 Applicable Law — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.                                 Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 5 herein.

If you have any questions about the matters covered in this letter, please call your Human Resources department.

Very truly yours,

By:	/s/ Martin J. Joyce
Name:	Martin J. Joyce
Title:	Vice President and Chief Financial Officer

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits.  I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below.  I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Tomas M. Keenan	Date	1/21/05
Employee Name: Thomas M. Keenan

To be returned Lisa McGrath on or after January 17, 2005 but no later than January 24, 2005.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

Provided that you timely sign, return, and do not revoke this letter agreement, the Company will provide you with the following severance benefits following the Termination Date:

Severance Pay.  The Company will pay you One Hundred Seventy Five Thousand Eight Hundred Ninety-Eighty Dollars and Thirty Two Cents ($175,898.32), less all applicable state and federal taxes, as well as withholdings for your portion of medical and dental coverage continuation premiums described below (the “Severance Pay”).  This Severance Pay will be paid in bi-weekly installments over the twelve (12) months following the Termination Date (the “Continuation Period”) in accordance with the Company’s normal payroll procedures, but will no event commence earlier than the eighth (8th) day after your execution and return of this letter agreement.  The Severance Pay represents payment of twelve (12) months of your annual salary pursuant to Section 5.1(b) of the Employment Agreement, and you agree that in exchange for the additional benefits and consideration provided to you pursuant to this letter agreement to which you are not otherwise entitled (including, but not limited to, the acceleration of certain stock options as described below, provision of a mutual release, a mutual non-disparagement clause, and a positive reference as set forth below), such pay shall be provided over time instead of on a lump sum basis and shall be subject to the limitation set forth in Paragraph 5 of the letter agreement.  Please note that because no bonus was paid to you for FY 2003, no bonus payment is due pursuant to the Employment Agreement.

Acceleration of Stock Option Vesting.  The Company agrees to accelerate the vesting schedule of the stock option granted to you on June 8, 2004 under the Company’s 1997 Stock Option Incentive Plan, as amended, such that the option to purchase fifty thousand (50,000) shares of the Company’s common stock shall be fully vested on the eighth (8th) day after your execution and return of this letter agreement (the “Vesting Date”).  You will have up to 90 days after the Vesting Date to exercise such shares as provided for by the plan and the stock option agreement issued to you pursuant to the plan.

Benefits Continuation.  Effective as of the Termination Date, you shall be considered to have elected to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law,  29 U.S.C. § 1161 et seq.  During the Continuation Period, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of the premium costs during the Benefits Continuation Period shall be deducted from the Severance Pay, and all premium costs after the Benefits Continuation Period shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

Life Insurance Coverage Reimbursement.  The Company also will provide you with a lump sum payment of $900.00 (representing the sum of the Company’s cost of providing you with group life insurance coverage for twelve (12) months from the Termination

Date, and in lieu of the provision of such coverage by the Company).  This payment will less applicable state and federal taxes, and will be made in accordance with the Company’s normal payroll procedures, but in no event earlier than the eighth (8th) day after your execution of this letter agreement.

401K Payment.  The Company also will provide you with a lump sum payment of $1,500 (representing the maximum Company 401K match available had you remained an employee of the Company during the twelve (12) month period following the Termination Date).  This payment will less applicable state and federal taxes, and will be made in accordance with the Company’s normal payroll procedures, but in no event earlier than the eighth (8th) day after your execution of this letter agreement.

Employment Reference.  The Company will refer all inquiries regarding your employment with the Company, to Mr. Faleschini, who shall provide information as to the dates of your employment with the Company, as well as your duties and position.  Mr. Faleschini shall provide such information in a positive light, within parameters to be discussed between you and Mr. Faleschini.